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EXHIBIT NO. 99.1: PRESS RELEASE OF ALCAN ALUMINIUM LIMITED,
DATED MARCH 14, 2000

          A.P.A. MERGER PARTNERS REMAIN COMMITTED TO THREE-WAY MERGER:
        ALCAN AND PECHINEY TO REVIEW EUROPEAN COMMISSION APPLICATION AS
              ALCAN-ALGROUP PROPOSAL PREPARES FOR COMMISSION VOTE

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     MONTREAL, CANADA; PARIS, FRANCE; AND ZURICH, SWITZERLAND - MARCH 14, 2000
- Following discussions with the European Commission's Merger Task Force (MTF), Alcan (NYSE, TSE: AL), Pechiney (NYSE, Paris: PY) and algroup (SWX: ALUN), today announced that they will take the opportunity to review the Alcan - Pechiney application while proceeding with the Alcan - algroup application as presented. The European Commission is expected to rule on the Alcan - algroup application on or before March 22, 2000.

     The Parties have today advised the Commission of their intention to withdraw the Alcan - Pechiney application from the European Commission process and to terminate the three-way combination agreement as it relates to Pechiney. The companies' objective is to secure the necessary time to review the Commission's concerns in greater detail and investigate alternatives that would satisfy the Commission as well as the companies, and to enable the companies to submit a new application.

     The focus of the three companies remains on completing the three-way merger as it presents significant value to their shareholders, employees and customers. While neither the launch nor the completion of the algroup exchange offer is conditional upon the Pechiney exchange offer, Alcan's current intention is that the launch of both will be coordinated so that they will coincide to the extent practicable and in accordance with the required regulatory approvals.

     Submitting a new application is possible under European Commission regulations and has been done in other cases in order to address concerns raised by the Commission.


                    FOR FURTHER INFORMATION, PLEASE CONTACT:

ALCAN
MEDIA RELATIONS (NORTH AMERICA):
Marc Osborne
1-514-848-1342

CORPORATE AFFAIRS (EUROPE):
Marcel Daniels
32-2-234-7780

INVESTOR RELATIONS:
Alan Brown
1-514-848-8368

PECHINEY
MEDIA RELATIONS:
Fabienne De Brebisson
33-1-5628-2418

INVESTOR RELATIONS:
Francois-Jose Bordonado
33-1-5628-2507

ALGROUP
CORPORATE COMMUNICATIONS:
Christine Menz
41-1-386-2495

INVESTOR RELATIONS:
Michel Gerber
41-1-386-2314

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